Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies Ltd. Chosen to Attend Major Agri-Business Expo

Friday October 21, 9:00 am ET

LITTLE RIVER, S.C.--(BUSINESS WIRE)--Oct. 21, 2005--Integrated Environmental Technologies, Ltd. (OTCBB: IEVM - News) or "IET" announced today that it was selected to attend the 2005 Ag Provision Expo in Kenansville, North Carolina on Friday, October 21st. Integrated Environmental Technologies was chosen to attend the invitation-only event due to the success of its EcaFlo(TM) line of equipment used to produce natural biocide solutions for pre-harvest and harvest applications for the enhancement of animal growth and development. IET will be demonstrating the EcaFlo(TM) Models 40 and 40SS to growers, managers, owners and others during the event.

William E. "Bill" Prince, President and CEO, S. Larry Jones, Senior Vice President for Business Acquisition, Steve Johnson, Regional Sales Manager and E. George Rivers, IET's Meat and Food Safety Expert Consultant will attend the event. Formed on August 1, 1990, Ag ProVision, LLC works with suppliers to reduce the cost of doing business and has 60,000 direct employees, 20,000 buildings for swine and poultry production, a fleet of over 2000 commercial trucks, trailers and passenger vehicles, 1 million sows, 18 to 20 million market hogs, 120 million broilers, 50 million turkeys, processes 2 billion pounds of poultry, 5.5 billion pounds of pork and 1.5 billion pounds of beef.

"We are honored to be chosen for such an important event," said Mr. Prince. "The Expo, which will include influential suppliers and customers, represents the ideal venue for us to generate broad interest and sales of our EcaFlo(TM) line of equipment."

About the EcaFlo(TM) Division of I.E.T., Inc., IEVM's wholly owned operating subsidiary:

I.E.T. is licensed in the United States by Electro-Chemical Technologies Ltd. This division designs, markets, assembles, and sells equipment under the EcaFlo(TM) Name Brand. This specially designed and built equipment produces reliable, environmentally friendly solutions, through the electro-chemical activation process (ECA), that effectively control bacteria, viruses, fungi, and other microorganisms without harming the environment.

Forward-Looking Statements: The statements in this press release regarding the EcaFlo(TM) Model 040 units, food safety statements, future opportunities and any other effect, result or aspect of the unit and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs, future purchases, applicability of IEVM's technology, delays, and any other difficulties related to IEVM's business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, IEVM's continuing relationship with its licensor and other partners, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Contact:

Integrated Environmental Technologies, Ltd.
William E. "Bill" Prince, 843-390-2500
Fax: 843-390-3900
bill.prince@ietltd.net
www.ietusa.net
or
CEOcast
Ed Lewis, 212-732-4300
www.ceocast.com